Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-251353-02 on Form S-3 of our report dated February 19, 2021, relating to the consolidated financial statements of Wisconsin Power and Light Company and subsidiary appearing in this Annual Report on Form 10-K of Wisconsin Power and Light Company for the year ended December 31, 2020.

/s/ DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin
February 19, 2021